Exhibit 23.3

CONSENT OF SYMBIOTIC ENGINEERING

We hereby consent to the use of our name in the Registration Statement on Form F-1 of Evogene Ltd. for the registration of its ordinary shares, and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to all references to us, our report concerning the 2010 life-cycle analysis in that report appearing in the Registration Statement.

Date: September 23, 2013

Symbiotic Engineering

By:	/s/ Michael Whitaker
Name:	Michael Whitaker
Title:	Principal